Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
(952) 487-9500	Marian Briggs, (612) 455-1742
www.vitalimages.com	njohnson@psbpr.com/mbriggs@psbpr.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES RECORD FOURTH-QUARTER RESULTS

Quarterly Revenue Rises 110 Percent with

Earnings of $0.07 per Diluted Share

Company Reports 32 Percent Annual Revenue Growth and Profitable 2004

Minneapolis, March 3, 2005 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization software, today announced record total revenue for the fourth quarter ended December 31, 2004, of $11.1 million, compared with $5.3 million in the fourth quarter of 2003, a 110 percent increase.  Net income for the 2004 fourth quarter rose to $900,000, or $0.07 per diluted share, versus net income of $57,000 in the fourth quarter of 2003, or $0.00 per diluted share.

Revenue for the year ended December 31, 2004, rose to $36.1 million, a 32 percent increase over the $27.3 million recorded in 2003.  Vital Images reported 2004 net income of $296,000, or $0.02 per diluted share, which includes amortization of $1.1 million and a write-off of in-process research and development of $1.0 million, both non-cash charges related to the HInnovation acquisition.  In 2003, net income was $8.5 million, or $0.71 per diluted share, which included a net tax benefit of $6.3 million, or $0.53 per diluted share, related to the reversal of the company’s deferred tax assets allowance.

As of December 31, 2004, the company had cash, cash equivalents and marketable securities totaling $35.7 million versus $31.2 million as of September 30, 2004.  Of the $4.5 million increase in cash, cash equivalents and marketable securities for the 2004 fourth quarter, $3.9 million was due to positive cash flow from operations.

“We are proud to report record results for the fourth quarter and a strong 2004 performance,” said Jay D. Miller, Vital Images president and chief executive officer.  “Three solid market drivers are fueling our growth:  increased share of the scanner market, sales to our installed customer base of approximately 1,900 licenses and enterprise-wide needs for advanced visualization software.

“We are implementing multi-faceted strategies to address the growing interest among radiologists, cardiologists, oncologists and other specialists in using our software to improve their workflow and productivity.  They are excited about the clinical benefits of using our Vitrea® 2

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software, and distributing the results throughout the enterprise via the Web-based  ViTALConnect™.”

Fourth-quarter option sales reached $4.2 million, or 59 percent of total software license fee revenue, and increased 154 percent over the year-earlier period.  Three products – CT Cardiac, Vessel Probe and InnerviewGI™ – have consistently led option sales.  They address the growing interest among physicians and patients in less-invasive tools for the early detection of cardiovascular disease and pre-cancerous colon polyps.  In addition, maintenance and services revenue rose 71 percent, largely the result of greater customer interest in new software releases and additional training.

The fourth-quarter gross margin increased to $8.2 million, or 74 percent of revenue, versus $3.6 million, or 69 percent of revenue, in the year-ago period.  Total fourth-quarter operating expenses increased 62 percent over the prior-year quarter as the company invested in growth initiatives.  Sales and marketing expenses rose to $3.8 million, up 57 percent from the 2003 fourth quarter.  This increase was primarily due to higher commission rates paid in the fourth quarter of 2004 than in the fourth quarter of 2003.  Research and development expenses grew to $1.6 million, up 40 percent from the year-ago period.  This increase in R&D expenses was driven chiefly by the increased headcount from the HInnovation acquisition. General and administrative expenses rose to $1.6 million for the 2004 fourth quarter, a 112 percent increase over the same period in 2003.  A large factor in the G&A expense increase was the cost of compliance with the requirements of Sarbanes-Oxley’s Section 404.

For the full year 2004, the gross margin was $25.7 million, or 71 percent of revenue, compared to $20.2 million, or 74 percent of revenue, in 2003.  The lower year-over-year gross margin rate was due primarily to amortization related to the HInnovation acquisition as well as an increase in revenue from third-party products.

Toshiba Medical Systems Update

Sales through Toshiba Medical Systems Corporation, Vital Images’ primary distribution partner in the scanner market, contributed 37 percent, or $4.1 million, of fourth-quarter sales.  For the full 2004 year, Toshiba-related revenue rose to $18.1 million, or 50 percent of revenue, versus $11.6 million, or 42 percent of total revenue, in 2003.  The current agreement with Toshiba expired December 31, 2004, and both companies are working to renew the agreement.  Vital Images expects to conclude negotiations in March 2005.

“Our Vitrea software and Toshiba’s CT scanners, particularly the new 64-slice Aquilion™, have become a powerful combination in the marketplace,” commented Miller.  “To more effectively allocate our sales resources, we are dedicating a significant number of Vital Images sales representatives to support Toshiba business.  This group will focus 100 percent of their time on developing and deepening strong relationships with the Toshiba sales team and customers.”

Meeting the Enterprise-Wide Demand for Advanced Visualization

As specialists outside the radiology department increasingly rely on Vitrea as a diagnostic and communications tool, demand for access to advanced visualization is growing across the healthcare enterprise.  To address this sizeable market opportunity, Vital Images is forming strategic distribution partnerships with PACS providers and promoting the capabilities of ViTALConnect, its thin-client Web-based solution.  PACS (picture archiving and communications systems) enable hospitals and clinics to acquire, distribute and archive medical images and diagnostic reports, eliminating the need for film and enhancing productivity.

“The deal pipeline from McKesson and others is building,” said Miller.  “We believe revenue from these partnerships will ramp through 2005 and become significant by year-end.”

Additionally, in November 2004, Vital Images formed a distribution alliance with Stentor Corporation, a leading PACS provider. Under this agreement, Vitrea will be integrated with Stentor’s iSite® PACS solution, a unique technology for distributing and managing images over the Web.  Current and future Stentor PACS customers will have the ability to access Vitrea’s advanced visualization tools at their Stentor workstations.

Sarbanes-Oxley Update

The company is in the process of testing its internal controls over financial reporting, as required by the Sarbanes-Oxley Act of 2002 (SOX).

Based on SOX testing to date, Vital Images has concluded that there were certain “material weaknesses” in internal control over financial reporting, as defined by the Public Company Accounting Oversight Board’s Auditing Standard No. 2. These weaknesses pertain to recognizing revenue related to deferred maintenance agreements, tagging and tracking fixed assets, as well as certain financial reporting controls.  The deferred revenue weakness, which was previously disclosed in the company’s Form 10-Q for the 2004 third quarter, resulted in a restatement of the company’s financial statements for 2003 and for the first and second quarters of 2004.  Vital Images has taken significant corrective actions but was not able to fully remediate these issues as of December 31, 2004.  As a result of these material weaknesses, management has concluded that the company’s internal controls were not effective as of December 31, 2004.  These internal control weaknesses will be disclosed in the company’s Annual Report on Form 10-K.

Management has not yet completed its evaluation of internal controls and may identify additional weaknesses that will be disclosed along with the company’s independent registered public accounting firm’s opinion by the May 2, 2005 reporting deadline, per a November 30, 2004 SEC order which granted a 45-day extension to companies with a public equity float of less than $700 million.  By May 2, 2005 the company will file an amended Form 10-K which will include its report on internal control over financial reporting.

Management does not believe that any of these weaknesses affect the accuracy of its financial statements as of and for the year ended December 31, 2004, since additional substantive procedures were performed to ensure the accuracy of reported results.

“I would like to underscore that we have conducted additional testing to verify that our financial statements fairly represent the financial condition and reported results of the fourth quarter and full year 2004,” said Michael Carrel, Vital Images’ interim chief financial officer. “Vital Images is a growing company, and we are improving our processes and expanding our finance and accounting organization with professionals who have public company and public accounting experience.”

First-Quarter and 2005 Outlook

Looking ahead to the first quarter of 2005, Vital Images anticipates total revenue between $10.25 million and $11.25 million, and a profitable quarter. These revenue levels represent a 31 to 44 percent increase over 2004 first-quarter revenue of $7.8 million.

For the 2005 full year, Vital Images anticipates total revenue in the range of $45 million to $47 million, and net income before taxes and equity-based compensation from $0.20 to $0.30 per share. These revenue levels represent a 25 to 30 percent increase over 2004 revenue of $36.1 million.

Miller commented, “In 2004, we undertook major initiatives – ViTALConnect and several PACS distribution agreements – to broaden physician access to our advanced visualization software.  We are pleased with our progress and our position in this fast-growing market.  Additionally, we remain well positioned for continuing growth in the scanner market, and our installed base of approximately 1,900 licenses has become a sizeable source for options and maintenance contracts. “

Conference Call and Webcast

Vital Images will host a live Webcast of its fourth-quarter earnings conference call today, Thursday, March 3, 2005, at 10:30 a.m. CT.  To access this Webcast, go to the investors’ portion of the company’s Web site, www.vitalimages.com, and click on the Webcast icon.  The Webcast replay will be available beginning at 12:30 p.m. CT, Thursday, March 3, 2005.

If you wish to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID #11024711.  The audio replay will be available beginning at 12:30 p.m. CT on Thursday, March 3, 2005 through 5:00 p.m. CT on Thursday, March 10, 2005.

About Vitrea® 2

Vitrea® 2 is the company’s advanced medical imaging software for diagnostic evaluation of computed tomography (CT) and magnetic resonance (MR) image data. Vitrea 2 features real-time navigation of 3D volume data, permitting the user to create two- and three-dimensional views of human anatomy and to interactively navigate within these images to better visualize and understand internal structures and disease conditions. In addition, Vitrea 2 utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.

About ViTALConnect™

ViTALConnect™ is a thin-client Web-enabled medical diagnostic tool that allows physicians to use PCs or notebook computers to access interactive 2D, 3D and 4D advanced visualization. Building on Vital Images’ knowledge and understanding of advanced diagnostic workflow, ViTALConnect offers users the access that is critical in today’s hospital enterprise. ViTALConnect enables users to make quick diagnostic decisions, review studies and perform advanced analysis from anywhere at anytime. Also a communication tool, ViTALConnect includes collaboration capabilities that enable multiple physicians in different locations to confer while interacting with the same data in real-time.

About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2003 as amended and its most recent Form 10-Q for the quarter ended September 30, 2004.

Vitrea® is a registered trademark and ViTALConnect™ is a trademark of Vital Images, Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

Vital Images, Inc.

Income Statement

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended Dec. 31,		For the 12 Months Ended Dec. 31,
	2004	2003	2004	2003
Revenue:
License fees	$7,137	$3,152	$24,054	$18,389
Maintenance and services	2,921	1,710	9,525	6,844
Hardware	1,040	428	2,543	2,067
Total revenue	11,098	5,290	36,122	27,300

Cost of revenue:
License fees	955	312	3,994	1,818
Maintenance and services	1,265	952	4,660	3,774
Hardware	724	381	1,793	1,479
Total cost of revenue	2,944	1,645	10,447	7,071

Gross margin	8,154	3,645	25,675	20,229

Operating expenses:
Sales and marketing	3,845	2,450	12,205	9,318
Research and development	1,630	1,164	6,329	5,169
General and administrative	1,565	740	5,626	3,807
Acquired in-process research and development	—	—	1,000	—
Total operating expenses	7,040	4,354	25,160	18,294

Operating income (loss)	1,114	(709)	515	1,935
Interest income, net	130	68	368	214

Income (loss) before income taxes	1,244	(641)	883	2,149
Provision (benefit) for income taxes	344	(698)	587	(6,313)

Net income	$900	$57	$296	$8,462

Net income per share - basic	$0.08	$0.01	$0.03	$0.83

Net income per share - diluted	$0.07	$0.00	$0.02	$0.71

Shares used in per share calculations:
Basic	11,836	11,119	11,632	10,189

Diluted	12,873	12,659	12,536	11,848

Vital Images, Inc.

Balance Sheets

(In thousands)

	Dec. 31, 2004	Dec. 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,119	$30,112
Marketable securities	11,546	4,079
Accounts receivable, net	8,090	4,878
Deferred tax assets	600	275
Prepaid expenses and other current assets	1,093	776
Total current assets	45,448	40,120
Property and equipment, net	3,222	3,043
Other assets	—	144
Deferred tax assets	8,454	9,306
Goodwill	6,053	—
Intangible assets, net	5,777	—
Licensed technology, net	330	450

TOTAL ASSETS	$69,284	$53,063

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,893	$1,485
Accrued payroll	3,175	1,348
Deferred revenue	8,137	4,530
Accrued royalties	574	556
Other current liabilities	673	286
Total current liabilities	14,452	8,205

Deferred revenue	278	265
Total liabilities	14,730	8,470

Shareholders’ equity:
Common stock	120	111
Additional paid-in capital	65,812	56,108
Accumulated other comprehensive loss	(48)	—
Accumulated deficit	(11,330)	(11,626)
Total shareholders’ equity	54,554	44,593

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$69,284	$53,063

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